                                                         FOR IMMEDIATE RELEASE
McCORMICK REPORTS DOUBLE DIGIT FIRST QUARTER GROWTH AND INCREASES 2021 FINANCIAL OUTLOOK
HUNT VALLEY, Md., March 30, 2021 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the first quarter ended February 28, 2021.
•Sales rose 22% in the first quarter from the year-ago period. In constant currency, the company grew sales 20% with growth in both the Consumer and Flavor Solutions segments.

•Operating income was $236 million in the first quarter compared to $194 million in the year-ago period. Adjusted operating income was $263 million, an increase of 35% from $195 million in the first quarter of 2020, and a 32% increase in constant currency.

•Earnings per share was $0.60 in the first quarter as compared to $0.54 in the year-ago period. Adjusted earnings per share rose 33% to $0.72 from $0.54 in the year-ago period.

•For fiscal year 2021, McCormick increased its sales outlook to expected growth of 8% to 10%, or 6% to 8% in constant currency, and also raised its operating profit and earnings per share growth outlook.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “We started the year with outstanding performance and an even stronger outlook for 2021. In the first quarter, we delivered double digit sales, adjusted operating income, and adjusted earnings per share growth. Our differentiated results prove the strength of our business model, the value of our products and our capabilities as a company. We are confident the breadth and reach of our portfolio differentiates McCormick and the successful execution of our strategies will continue to drive long-term sustainable growth.

“Our growth in the first quarter was driven by base business, new products, and acquisitions – our three long-term growth drivers. Our outstanding Consumer segment performance continued to reflect the sustained consumer preference for cooking more at home with double digit organic sales growth in all regions. In the Americas, incremental sales from our Cholula acquisition also contributed to growth. Sales growth in our Flavor Solutions segment was driven by our FONA and Cholula
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acquisitions in the Americas and strong performance in the Asia Pacific region with declines in away from home consumption continuing to impact the Americas and EMEA regions.
“Our focus on long-term sustainable growth and propelling our business forward is the foundation of our future. We are capitalizing on accelerating consumer trends, particularly the sustained shift to cooking more at home, increased digital engagement, clean and flavorful eating, and trusted brands, which we are confident will continue to persist even beyond the pandemic. The investments we have made, including in our supply chain resiliency and brand marketing, provide a foundation for growth while enhancing our agility and our relevance with our consumers and customers. We are well positioned for continued success and our 2021 outlook reflects another year of differentiated results while making additional investments for the future. Our fundamentals, momentum and growth outlook are stronger than ever.

“I want to recognize McCormick employees around the world as the collective power of our people drives our momentum and our success. With our vision to stand together for flavor and our relentless focus on growth, performance, and people, we are confident our strategies will enable us to become even better positioned to drive future growth and build long-term value for our shareholders."

First Quarter 2021 Results

McCormick reported a 22% sales increase in the first quarter from the year-ago period, including a 2% favorable impact from currency. Sales from Cholula and FONA, acquired in November 2020 and December 2020, respectively, added 4% to the sales increase. Consumer segment sales increased 35%, including a 3% impact from currency. Sales growth in the Consumer segment was driven by an increase in demand resulting from consumers cooking more at home and fueled by the Company's brand marketing, strong consumer digital engagement and new products. Flavor Solutions segment sales increased 4%, or 3% in constant currency, driven by acquisitions and higher demand from packaged food companies.This growth was partially offset by lower demand from restaurant and foodservice customers in the Americas and Europe, Middle East and Africa (EMEA) regions, driven by the decline in away from home consumption.

Gross profit margin increased 20 basis points versus the year-ago period. This increase was driven by favorable product mix and cost savings led by the Company's Comprehensive Continuous Improvement (CCI) program partially offset by COVID-19 related costs and $6 million of Cholula and FONA transaction expense related to the acquisition-date fair value adjustment of inventories. Excluding these transaction and integration expenses, adjusted gross profit margin increased 60 basis points versus the year ago period. Operating income increased to $236 million in the first quarter of 2021 compared to $194 million in the year-ago period. This increase was driven by higher sales and gross margin expansion partially offset by higher brand marketing expenses and $25 million of transaction and integration expenses related to the Cholula and FONA acquisitions. In the first quarter of 2021, special charges of $1 million were comparable to the year ago period. Excluding transaction and integration expenses as well as special charges, adjusted operating income grew 35% to $263
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million in the first quarter compared to $195 million in the year-ago period, or 32% in constant currency.

Earnings per share was $0.60 in the first quarter of 2021 compared to $0.54 in the first quarter of 2020. Transaction and integration expenses, including an unfavorable income tax expense impact from a discrete item related to the acquisition of FONA, as well as special charges, lowered earnings per share by $0.12 in the first quarter of 2021. Excluding this impact, adjusted earnings per share was $0.72 in the first quarter of 2021 compared to $0.54 in the year-ago period. This 33% increase in adjusted earnings per share was driven primarily by higher adjusted operating income, partially offset by a higher adjusted income tax rate.

The Company's net cash used for operating activities in the first quarter of 2021 was $32 million compared to net cash provided by operating activities of $45 million in the first quarter of 2020. The decrease was primarily due to the timing associated with working capital payments.

Fiscal Year 2021 Financial Outlook

McCormick is capitalizing on the sustained shift to cooking more at home and the growing consumer interests in clean and flavorful eating, increased digital engagement, trusted brands and purpose-minded practices. These long-term trends have accelerated during the COVID-19 pandemic and are expected to persist beyond the pandemic. The Company expects the shift in consumer demand to at-home consumption to be sustained at higher than pre-pandemic levels, as well as a gradual recovery in the demand from restaurant and other foodservice customers which have been impacted by the curtailment of away from home dining. McCormick is well positioned for continued growth through the combination of its alignment with these consumer trends, the breadth and reach of its flavor portfolio and its effective growth strategies.

For the fiscal year 2021, McCormick increased its financial outlook for sales, operating income and earnings per share based on the Company's strong first quarter performance as well as the positive impact of the Company's recent bond issuance to optimize its long-term financing. The Company continues to expect a two-percentage point favorable impact from currency rates on sales, adjusted operating income and adjusted earnings per share.

In 2021, the Company expects to grow sales by 8% to 10% compared to 2020, which in constant currency is 6% to 8% and includes the incremental impact of the Cholula and FONA acquisitions. This is an increase from the Company's previous projection of 7% to 9%, or 5% to 7% in constant currency. McCormick expects to drive organic sales growth in both its Consumer and Flavor Solutions segments in 2021 driven by brand marketing, new products, category management and differentiated customer engagement.

Operating income in 2021 is expected to grow by 5% to 7% from $1.00 billion in 2020. The Company anticipates transaction and integration expenses related to the Cholula and FONA
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acquisitions of approximately $50 million in 2021. In addition, McCormick currently expects approximately $8 million of special charges in 2021 that relate to previously announced organization and streamlining actions. Excluding the impact of transaction and integration expenses as well as special charges in 2021 and 2020, adjusted operating income is expected to grow by 9% to 11%, which in constant currency is 7% to 9%. This is an increase from the Company's previous projection of 8% to 10%, or 6% to 8% in constant currency. This expected growth range includes strong base business growth and acquisition contribution partially offset by a 4% impact from incremental 2021 business transformation and first-half volume driven COVID-19 expenses.

McCormick increased its projected 2021 earnings per share to be in the range of $2.77 to $2.82, compared to $2.78 of earnings per share in 2020. The Company expects transaction and integration expenses, including an unfavorable income tax expense impact from a discrete item related to the acquisition of FONA, as well as special charges, to lower earnings per share by $0.20 in 2021. Excluding these impacts, the Company projects 2021 adjusted earnings per share to be in the range of $2.97 to $3.02. This is an increase from previously reported guidance of $2.91 to $2.96 and, as compared to $2.83 of adjusted earnings per share in 2020, represents an expected increase of 5% to 7%, which includes a favorable impact from currency. This reflects strong base business growth and acquisition contribution, partially offset by a 4% impact from incremental 2021 business transformation and COVID-19 expenses and a 4% headwind from an anticipated increase in the projected adjusted effective tax rate to approximately 23%.

For fiscal year 2021, the Company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.

Business Segment Results
Consumer Segment

(in millions)	Three months ended
	2/28/2021	2/29/2020
Net sales	$946.8	$699.5
Operating income, excluding special charges, transaction and integration expenses	189.9	119.6

The Consumer segment sales increased 35% from the first quarter of 2020, with the Cholula acquisition contributing 3% to that increase. In constant currency, sales increased 32% with double digit sales growth in all regions driven by the sustained shift to consumers cooking more at home.

•Consumer sales in the Americas rose 30% compared to the first quarter of 2020, with minimal impact from currency. Incremental sales from the Cholula acquisition contributed 5% to sales growth. The remaining sales growth was broad based across most categories and brands with
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particular strength in the McCormick, Frank's RedHot, French's, Zatarain's, Lawry's, Simply Asia and Gourmet Garden brands.

•Consumer sales in EMEA increased 34% compared to the year-ago period, and in constant currency increased 26%. The sales growth was driven by double digit growth in all countries and categories across the region, with particular strength in branded spices and seasonings and homemade dessert products.

•Consumer sales in the Asia/Pacific region increased 65% compared to the year-ago period, and in constant currency increased 55%. This increase was driven primarily by the recovery from the disruption in China consumption last year due to the COVID-19 related lockdown. In addition to this recovery, double digit growth across the region attributable to both at home and away from home products contributed to the increase.

Consumer segment operating income, excluding transaction and integration expenses, as well as special charges, increased 59% to $190 million for the first quarter of 2021 compared to $120 million in the year-ago period, or in constant currency increased 54%. The year-over-year growth was driven by the favorable impact of higher sales, product mix and CCI-led cost savings with a partial offset from COVID-19 related costs and a 17% increase in brand marketing. Additionally, the leverage of fixed costs resulting from higher sales also had a significant favorable impact on Consumer operating income margin.
Flavor Solutions Segment

(in millions)	Three months ended
	2/28/2021	2/29/2020
Net sales	$534.7	$512.5
Operating income, excluding special charges, transaction and integration expenses	72.6	75.6

Flavor Solutions segment sales increased 4%, or 3% in constant currency, with the FONA and Cholula acquisitions contributing 5% to that increase. Contribution from acquisitions and sales growth from packaged food companies was partially offset by lower demand from restaurant and other foodservice customers, primarily in the Americas and EMEA regions.

•Flavor Solutions sales in the Americas increased 2% from the year-ago period, with minimal impact from currency. Incremental sales from the FONA and Cholula acquisitions contributed 7% to sales growth. Contribution from acquisitions was partially offset by the net impact of lower sales to quick service restaurant and branded foodservice customers and higher sales to packaged food companies.

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•The EMEA region's Flavor Solutions sales increased 1% and in constant currency were comparable to the year-ago period. Higher sales to packaged food companies were fully offset by a reduction in sales to quick service restaurant and branded foodservice customers.

•The Asia/Pacific region's Flavor Solutions sales grew 26% compared to the first quarter of 2020. In constant currency, sales increased 18%. The sales increase was driven by higher sales to quick service restaurants in China and Australia. The recovery from the disruption in China consumption last year due to the COVID-19 related lockdown also contributed to the increase.

Flavor solutions segment operating income, excluding transaction and integration expenses, as well as special charges, declined 4% to $73 million for the first quarter of 2021 compared to $76 million in the year-ago period, with minimal impact from currency. Higher sales and CCI-led cost savings were more than offset by unfavorable manufacturing costs.

Non-GAAP Financial Measures

The tables below include financial measures of adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following:

Special charges – In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, expected benefits and expected timing) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses associated with the Cholula and FONA acquisitions – We exclude certain costs associated with our acquisitions of Cholula and FONA in November and December 2020, respectively, and their subsequent integration into the Company. Such costs, which we refer to as “Transaction and integration expenses”, include transaction costs associated with the acquisition, as well as integration costs following the acquisition, including the impact of any acquisition date fair value adjustment for inventory, together with the impact of discrete tax items, if any, directly related to each acquisition.

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We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:
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(in millions except per share data)	Three Months Ended
	2/28/2021	2/29/2020
Gross profit	$577.5	$469.9
Impact of transaction and integration expenses included in cost of goods sold (1)	6.3	—
Adjusted gross profit	$583.8	$469.9
Adjusted gross profit margin (2)	39.4%	38.8%

Operating income	$236.3	$194.2
Impact of transaction and integration expenses included in cost of goods sold (1)	6.3	—
Impact of other transactions and integration expenses (1)	18.8	—
Impact of special charges	1.1	1.0
Adjusted operating income	$262.5	$195.2
% increase versus year-ago period	34.5%
Adjusted operating income margin (3)	17.7%	16.1%

Income tax expense	$58.6	$30.1
Impact of transaction and integration expenses (1)	(5.9)	—
Impact of special charges	0.3	0.3
Adjusted income tax expense	$53.0	$30.4
Adjusted income tax rate (4)	22.7%	18.4%

Net income	$161.8	$144.7
Impact of transaction and integration expenses (1)	31.0	—
Impact of special charges	0.8	0.7
Adjusted net income	$193.6	$145.4
% increase versus year-ago period	33.1%

Earnings per share - diluted	$0.60	$0.54
Impact of transaction and integration expenses (1)	0.12	—
Impact of special charges	—	—
Adjusted earnings per share - diluted	$0.72	$0.54
% increase versus year-ago period	33.3%

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(1)	Transaction and integration expenses include transaction and integration expenses associated with our acquisitions of Cholula and FONA. These expenses include transaction expenses, integration expenses, including the effect of the fair value adjustment of acquired inventory on cost of goods sold and the unfavorable impact of a discrete item related to deferred State income tax expense, directly related to our December 2020 acquisition of FONA, of $11.4 million or $0.04 per diluted share.

(2)	Adjusted gross profit margin is calculated as adjusted gross profit as a percentage of net sales for each period presented.

(3)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(4)	Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding transaction and integration expenses and special charges of $233.3 million for the three months ended February 28, 2021 and $165.4 million for the three months ended February 29, 2020.
Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Rates of constant currency growth (decline) follow:
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	Three Months Ended February 28, 2021
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer Segment
Americas	29.8%	0.3%	29.5%
EMEA	34.6%	8.4%	26.2%
Asia/Pacific	64.7%	9.7%	55.0%
Total Consumer segment	35.4%	3.2%	32.2%
Flavor Solutions segment
Americas	2.1%	(0.3)%	2.4%
EMEA	1.4%	1.3%	0.1%
Asia/Pacific	25.8%	8.2%	17.6%
Total Flavor Solutions segment	4.3%	0.9%	3.4%
Total net sales	22.2%	2.2%	20.0%
Adjusted operating income
Consumer segment	58.8%	4.6%	54.2%
Flavor Solutions segment	(4.0)%	0.2%	(4.2)%
Total adjusted operating income	34.5%	2.9%	31.6%

To present “constant currency” information for the fiscal year 2021 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company’s budgeted exchange rates for 2021 and are compared to the 2020 results, translated into U.S. dollars using the same 2021 budgeted exchange rates, rather than at the average actual exchange rates in effect during fiscal year 2020. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2020 or projected shares outstanding for fiscal year 2021, as appropriate.

Projection for the Year Ending November 30, 2021
Percentage change in net sales	8% to 10%
Impact of favorable foreign currency exchange	2%
Percentage change in net sales in constant currency	6% to 8%

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Percentage change in adjusted operating income	9% to 11%
Impact of favorable foreign currency exchange	2%
Percentage change in adjusted operating income in constant currency	7% to 9%

Percentage change in adjusted earnings per share — diluted	5% to 7%
Impact of favorable foreign currency exchange	2%
Percentage change in adjusted earnings per share in constant currency — diluted	3% to 5%

The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2021 and actual results for 2020:

	Twelve Months Ended
	2021 Projection	11/30/20
Earnings per share - diluted	$2.77 to $2.82	$2.78
Impact of transaction and integration expenses	0.18	0.04
Impact of special charges	0.02	0.01
Adjusted earnings per share	$2.97 to $3.02	$2.83

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information

Certain information contained in this release, including statements concerning expected performance, such as those relating to net sales, gross margins, earnings, cost savings, transaction and integration expenses, special charges, acquisitions, brand marketing support, volume and product mix, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “believe” and “plan.” These statements may relate to: the impact of COVID-19 on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of COVID-19; the expected results of operations of businesses acquired by the
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company, including the acquisitions of Cholula and FONA; the expected impact of material costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement ("CCI") program and global enablement initiative; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning ("ERP") system; the expected impact of accounting pronouncements; the expectations of pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preferences and demand; business interruptions due to natural disasters, unexpected events or public health crises, including COVID-19; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses, including the acquisitions of Cholula and FONA; global economic and financial conditions generally, including the impact of the exit of the United Kingdom from the European Union, availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the Cholula and FONA acquisitions as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber-attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, volatility in our effective tax rate; climate change; infringement of
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intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With over $5 billion in annual sales across 160 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick.

Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.McCormickcorporation.com or follow McCormick & Company on Twitter, Instagram and LinkedIn.
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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

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First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended
	February 28, 2021	February 29, 2020
Net sales	$1,481.5	$1,212.0
Cost of goods sold	904.0	742.1
Gross profit	577.5	469.9
Gross profit margin	39.0%	38.8%
Selling, general and administrative expense	321.3	274.7
Transaction and integration expenses	18.8	—
Special charges	1.1	1.0
Operating income	236.3	194.2
Interest expense	33.8	35.3
Other income, net	4.6	5.5
Income from consolidated operations before income taxes	207.1	164.4
Income tax expense	58.6	30.1
Net income from consolidated operations	148.5	134.3
Income from unconsolidated operations	13.3	10.4
Net income	$161.8	$144.7

Earnings per share - basic	$0.61	$0.54

Earnings per share - diluted	$0.60	$0.54

Average shares outstanding - basic	267.1	266.0
Average shares outstanding - diluted	269.9	268.7

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First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	February 28, 2021	November 30, 2020
Assets
Cash and cash equivalents	$256.1	$423.6
Trade accounts receivable, net	515.9	528.5
Inventories	1,073.4	1,032.6
Prepaid expenses and other current assets	109.3	98.9
Total current assets	1,954.7	2,083.6
Property, plant and equipment, net	1,070.8	1,028.4
Goodwill	5,397.0	4,986.3
Intangible assets, net	3,500.9	3,239.4
Investments and other assets	761.7	752.0
Total assets	$12,685.1	$12,089.7

Liabilities
Short-term borrowings and current portion of long-term debt	$860.2	$1,150.6
Trade accounts payable	967.4	1,032.3
Other accrued liabilities	596.1	863.6
Total current liabilities	2,423.7	3,046.5
Long-term debt	4,739.2	3,753.8
Deferred taxes	739.5	727.2
Other long-term liabilities	618.0	622.2
Total liabilities	8,520.4	8,149.7
Shareholders’ equity
Common stock	1,998.4	1,981.3
Retained earnings	2,573.6	2,415.6
Accumulated other comprehensive loss	(422.5)	(470.8)
Total McCormick shareholders' equity	4,149.5	3,926.1
Non-controlling interests	15.2	13.9
Total shareholders’ equity	4,164.7	3,940.0
Total liabilities and shareholders’ equity	$12,685.1	$12,089.7

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First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Three Months Ended
	February 28, 2021	February 29, 2020
Operating activities
Net income	$161.8	$144.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48.1	41.9
Stock-based compensation	14.2	6.4
Amortization of inventory fair value adjustments associated with acquisitions	6.3	—
Income from unconsolidated operations	(13.3)	(10.4)
Changes in operating assets and liabilities	(256.3)	(148.9)
Dividends from unconsolidated affiliates	7.0	11.1
Net cash flow (used in) provided by operating activities	(32.2)	44.8

Investing activities
Acquisition of businesses (net of cash acquired)	(706.6)	—
Capital expenditures (including software)	(48.6)	(38.5)
Other investing activities	—	0.2
Net cash flow used in investing activities	(755.2)	(38.3)

Financing activities
Short-term borrowings, net	(292.4)	125.2
Long-term debt borrowings	1,000.4	—
Payment of debt issuance costs	(1.1)	—
Long-term debt repayments	(1.8)	(20.5)
Proceeds from exercised stock options	3.6	7.7
Taxes withheld and paid on employee stock awards	(5.1)	(3.0)
Common stock acquired by purchase	(0.1)	(19.9)
Dividends paid	(90.8)	(82.4)
Net cash flow provided by financing activities	612.7	7.1

Effect of exchange rate changes on cash and cash equivalents	7.2	1.8
(Decrease) increase in cash and cash equivalents	(167.5)	15.4
Cash and cash equivalents at beginning of period	423.6	155.4

Cash and cash equivalents at end of period	$256.1	$170.8
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